Exhibit 10.7

MEDICAL DIRECTOR AGREEMENT

This Medical Director Agreement (this “Agreement”) is entered into among Dr. Tattoff, Inc., a Florida corporation (the “Tattoff”), William Kirby, D.O., Inc., a medical corporation (the “Corporation”), and William Kirby, D.O., an individual (“Physician”), effective as of January 1, 2010 (“Effective Date”).

WHEREAS, Tattoff manages medical practices which utilize lasers and intense pulse light devices to remove tattoos, reduce hair, and which provide other laser or IPL services to the general public; and

WHEREAS, Physician is licensed to practice medicine in the State of California and is the sole shareholder of the Corporation; and

WHEREAS, Tattoff desires to engage Physician to provide administrative services through Corporation, and Physician desires to provide administrative services on behalf of Tattoff under the conditions set forth in this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties hereto agree as follows:

1.   Engagement. Tattoff hereby engages Corporation, and Corporation hereby agrees to cause Physician to serve as Tattoff’s Medical Director in connection with all of the Corporation’s operations and to provide and perform the administrative services described in Exhibit A, attached hereto and incorporated herein (the “Services”), for Tattoff during the term of this Agreement.

2.  Compensation. As full consideration for Corporation’s provision of the Services, Tattoff agrees to pay Corporation and Corporation agrees to accept the compensation set forth on Schedule B attached hereto (the “Compensation”), which Compensation constitutes fair market value for the Services.

3.  Term. Subject to the termination provisions below, the term of this Agreement shall be five (5) years, commencing on the Effective Date. This Agreement will be renewed automatically at the end of each term for additional five (5) year periods, unless terminated earlier by any party as set forth in this Agreement.

4.  Termination Without Cause. Any party may terminate this Agreement effective as of the end of the then current term without cause and for any reason whatsoever (or no reason at all) upon at least one hundred twenty (120) days prior written notice to the other parties.

5.  Termination With Cause. Any party may immediately terminate this Agreement upon a material breach of this Agreement by any other party unless such breach is cured within ten (10) days of the breaching party’s receipt of written notice of the breach from the non-breaching party. This Agreement shall automatically terminate upon Physician no longer being an owner of Corporation.

6.  Representations and Warranties. Corporation and Physician hereby jointly and severally represent and warrant to Tattoff that:

(a) Physician has and will maintain, during the term of this Agreement, a currently valid license to practice as a physician in the State of California; and

(b) Corporation and Physician are, and will remain in compliance with all applicable federal, state, and local laws and regulations relating to performance of the Services contemplated by this Agreement.

7.  Relationship of the Parties.

(a) This Agreement is not intended to create any relationship between Tattoff and Corporation and/or Physician, other than that of independent persons or entities as independent contractors. Physician shall, at all times, exercise independent judgment in providing the Services. Tattoff shall not provide any benefits to Physician, such as life insurance, health insurance or retirement benefits. Tattoff will not provide workers’ compensation coverage or unemployment coverage for Physician, and Corporation acknowledges that Physician is not entitled to such coverage and waives any right to make a claim against Tattoff for any injury suffered while performing under this Agreement.

(b) Consistent with Corporation’s status as an independent contractor of Tattoff, neither Corporation nor Physician will represent or hold itself/himself out to others as being an employee, officer, shareholder, partner, joint venturer, subsidiary or affiliate of Tattoff in connection with the Services rendered hereunder; provided, however, that the foregoing shall not prohibit Physician from holding shares of Tattoff so long as Physician does not represent or hold himself out to others as a shareholder in connection with rendering Services hereunder. Neither Corporation nor Physician will incur any obligation or debt on behalf of Tattoff.

8.  Payroll or Employment Taxes. Consistent with Corporation’s status as an independent contractor, Tattoff will not make any deductions, withholding, or contributions on account of Social Security, unemployment  compensation,workers’ compensation, income tax, or otherwise, pursuant to any federal, state, or local law or regulation, with respect to Compensation or other payments made to Corporation pursuant to this Agreement. Corporation and/or Physician are responsible for payment of any and all taxes that are or may become due with respect to such Compensation or payments.

9.      Authority. Neither Corporation nor Physician will have any authority to bind Tattoff in any manner whatsoever in connection with any contract or agreement, and neither Corporation nor Physician will enter into any oral or written contract or agreement with any third party that would in any way bind Tattoff, except as expressly authorized in writing by Tattoff.

10.    Confidentiality.

(a) Confidential Information includes all information of Tattoff, in whatever media, both tangible and intangible form, oral and written form, or contained in any form which Tattoff does not routinely disclose in response to inquiries from competitors or others and which is information not readily obtainable elsewhere without expenditure of significant time and effort. Confidential Information includes, but is not limited to, inventions (whether or not patentable), machinery, trade secrets, know how, computer programs, information encompassed in all designs, product descriptions, part descriptions, reports, recommendations, plans, proposals, financial information, customer lists and related information (whether the customer is a past, present or prospective customer), suppliers and supply information (whether the supplier is a past, present or prospective supplier), pricing information, cost information, employee information, policies and procedures, sales and marketing information and all methods, concepts and ideas reasonably related to Tattoff’s business. Confidential Information also includes information relating to Tattoff’s dealers, customers or vendors, existing or proposed products, research and development, software, services or marketing plans. Confidential Information also includes information which, though not specifically disclosed to Corporation or Physician by Tattoff, is made available to Corporation or Physician through Corporation’s or Physician’s access to, or inspection of, Tattoff’s facilities, products, customers, or suppliers.

(b) Corporation and Physician hereby agree that any and all Confidential Information, including all documents and other media containing Confidential Information and all reproductions (whether delivered to Corporation or Physician, reproduced by Corporation or Physician or generated by Corporation or Physician) shall at all times be and remain the sole and exclusive property of Tattoff. In addition, nothing in this Agreement shall be construed to convey to Corporation or Physician any right, title, interest, license or right to use Confidential Information or any other intellectual property, including, but not limited to, any patents, trademarks or copyrights that may be disclosed or discussed with Corporation or Physician, except as is required to perform the Services during the term hereof. In the event of the termination of this Agreement for any reason (whether such termination is voluntary or involuntary), Corporation and Physician shall promptly deliver to Tattoff all materials, documents and data of any nature contained in or pertaining to any Confidential Information and Corporation and Physician shall not take or remove any such materials, documents or data or any reproductions thereof.

(c) During the term of this Agreement and following the termination of this Agreement, neither Corporation nor Physician shall directly or indirectly furnish, disseminate, disclose, or authorize any disclosure to third parties of any part or all of the Confidential Information without prior written consent by Tattoff. Further, neither Corporation nor Physician shall use, copy or duplicate such Confidential Information, in whole or in part, for any purpose whatsoever except to perform Physician’s duties as are appropriate in conjunction with Physician’s performance of the Services pursuant to this Agreement.

(d) In the event the Corporation or Physician is subject to judicial or governmental proceedings requiring disclosure of particular Confidential Information, then, prior to any such disclosure, the Corporation or Physician, as applicable, will provide Tattoff with reasonable prior written notice and will obtain, or provide Tattoff with an opportunity to obtain, a protective order or confidential treatment of the Confidential Information. In the event that no such protective order or other remedy is obtained, the Corporation or Physician shall furnish only that portion of the Confidential Information that is required.

(e) The terms of this Section 10 will survive the termination of this Agreement.

11.     Non-Exclusive Agreement/Non-Competition.   Corporation and/or Physician are free to perform services for, or be employed or engaged by other persons or companies during the Term of this Agreement, provided that it/he does not use any of Confidential Information, as defined above, in providing such services.  In addition, Corporation and Physician agree that during the term of this Agreement, it/he will not perform any services for any company or individual that directly competes with the services offered by Tattoff.

12.    Severability. If any court or arbitrator of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, the parties desire and agree that the remaining provisions of this Agreement will nevertheless continue to be valid and enforceable without such unenforceable provision. If any court or arbitrator of competent jurisdiction holds that any restriction imposed upon Corporation or Physician by this Agreement exceeds the limit of restrictions that are enforceable under applicable law, the parties desire and agree that the restriction will apply to the maximum extent that is enforceable under applicable law, agree that the court or arbitrator so holding may reform and enforce the restriction to the maximum extent that is enforceable under applicable law, and desire and request that the court or arbitrator do so.

13.    Survival of Obligations. The termination of this Agreement will not release or discharge any party from any obligation, debt or liability which will have previously accrued and remains to be performed by such party upon the date of termination, or which, by its terms, is to be performed after the date of termination.

14.    Modification or Waiver of Agreement. No modification or waiver of any provision of this Agreement will be valid unless the modification or waiver is in writing and signed by all of the parties. The failure of any party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

15.    Indemnification.

(a) Except as otherwise provided herein, Tattoff shall indemnify, hold harmless, and defend Corporation and Physician from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys’ fees), to the extent not covered by insurance, caused by or as a result of the performance of any intentional acts, negligent acts or omissions by Tattoff during the term hereof, or as a result of a breach of any covenant contained in this Agreement by Tattoff.

(b) Except as otherwise provided herein, Corporation and Physician shall jointly and severally indemnify, hold harmless, and defend Tattoff and its agents and employees from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys’ fees), to the extent not covered by insurance, caused by or as a result of the performance of any intentional acts, negligent acts or omissions by Corporation or Physician during the term hereof, or as a result of a breach of any covenant contained in this Agreement by Corporation or Physician.

(c) The terms of this Section 15 shall survive the termination of this Agreement.

16.    Changes in Law. In the event of any legislative or regulatory change or determination, whether federal or state, which has or would have an adverse impact on Tattoff, Corporation or Physician, in connection with the performance of this Agreement, or in the event that performance by any party of any term, covenant, condition or provision of this Agreement should for any reason be in violation of any statute, regulation, or otherwise be deemed illegal, the affected party shall have the right to require that the other parties renegotiate in good faith the terms of this Agreement. If the parties fail to reach an agreement satisfactory to all parties within thirty (30) days of the request for renegotiation, the party requesting such renegotiation may terminate this Agreement upon fifteen (15) days’ prior written notice to the other parties or sooner if required by law.

17.    Notice Addresses. Any notices required or permitted under this Agreement must be in writing addressed to, in the case of Physician, the last address Physician has filed in writing with Tattoff, in the case of Tattoff, its principal office, or, in the case of Corporation, its principal office.

18.    No Rule of Strict Construction. The language of this Agreement will be deemed to have been approved by all parties, and no rule of strict construction will be applied against any party.

19.    Entire Agreement. This Agreement contains all of the agreements between the parties relating to the matters set forth in this Agreement. The parties have no other agreements relating to these matters, written or oral.

20.    Assignment of Agreement. No party may transfer nor assign any of its rights or interests under this Agreement without the other parties’ prior written consent; provided, however, that Tattoff shall have the right to assign and delegate all of its rights and obligations hereunder to any successor entity as part of any sale, transfer, or other disposition of all or substantially all of the assets of Tattoff with notice to the Corporation.

21.    Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

22.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

23.    Governing Law. This Agreement will be governed by the laws of the State of California.

24.    No Joint Venture. No party is an agent, partner, or joint venturer with or of the other parties.

25.    Recitals and Schedules. All recitals and the schedules referred to in this Agreement are an integral part of this Agreement. They are incorporated in this Agreement by this reference as though at this point set forth in full.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Tattoff:

DR. TATTOFF, INC.

By: /s/ John Keefe
Name: John Keefe
Its: Chief Executive Officer

Corporation:

WILLIAM KIRBY, D.O., INC.

By: /s/ William Kirby, D.O.
Name: William Kirby, D.O.
Its: President

Physician:

/s/ William Kirby, D.O.
William Kirby, D.O.

Schedule A

Services

As reasonably requested by Tattoff, Corporation shall cause Physician to:

1.	Provide input regarding expansion of existing locations, establishment of new locations, identifying qualified physician candidates with which Tattoff may enter into a business relationship;

2.	Act as a liaison between Tattoff and the physician owners of businesses that Tattoff manages;

3.	Collaborate with Tattoff’s other Medical Directors (if any) on projects identified by Tattoff;

4.	Represent Tattoff on television, radio and internet programming as requested and as permitted under California and federal law;

5.	Identify ways in which Tattoff may improve its management services; and

6.	Provide such other non-professional, administrative services (if any) as agreed to from time to time by Tattoff and the Corporation.

Schedule B

Compensation

The Compensation shall be the annual rate of $250,000, payable monthly in arrears within fifteen (15) days following the end of the calendar month in which services are provided. In the event that this Agreement is terminated as of a time other than close of business on the last day of a month, Corporation shall be entitled to a partial month’s compensation for the days in which this Agreement was in effect during the month in which the termination occurs.